UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 29, 2015
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037
(Address of principal executive offices) (Zip code)

Registrant's Telephone Number, Including Area Code: (888) 389-3222

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2015, PICO Northstar Hallock, LLC (an 87.7% owned subsidiary of PICO Holdings, Inc.), PICO Northstar, LLC, certain lenders and ING Capital, LLC, as agent for the lenders (collectively, the “Parties”), entered into a Waiver and Eleventh Amendment to Credit Agreement (the “Amendment”), which amended the Credit Agreement, dated as of June 13, 2011, as amended, by and among the Parties (the “Credit Agreement”).

The Amendment further amends the Credit Agreement to, among other things:

•	waive compliance with the Debt to Adjusted Capitalization Ratio, Debt Service Coverage Ratio, and Minimum Net Worth of Borrower for the period ending June 30, 2015; and

•	waive any default or event of default with respect to the Tangible Net Worth of the Sponsor requirement during the period from the date of the Amendment, June 29, 2015, through September 29, 2015.

•
require, if necessary, a qualified preferred equity contribution, on or before September 30, 2015, in an amount that will result in a June 2015 Alternate Debt Service Coverage Ratio of not less than 1.00 to 1.00;

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Waiver and Eleventh Amendment to Credit Agreement dated June 29, 2015, by and among PICO Northstar Hallock, LLC, PICO Northstar, LLC, ING Capital, LLC and other lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2015

PICO HOLDINGS, INC.

By: /s/ Maxim C.W. Webb

Maxim C. W. Webb
Executive Vice President and Chief Financial Officer